EXHIBIT 23

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation of our report dated January 18, 1994, included in this Form 10-K, into the Corporation's previously filed registration statements, as amended, for Old Kent Financial Corporation's offering of senior and subordinated debt (Registration No. 33-46205), Incentive Stock Option Plan of 1982 (Registration No. 2-78222), Old Kent Thrift Plan (Registration
No. 33-17309), Executive Stock Option Plan of 1986 (Registration
No. 33-4723), Stock Option Incentive Plan of 1992 (Registration
No. 33-49896), Employee Stock Purchase Plan (Registration No. 33-57334), Dividend Reinvestment Plan (Registration No. 33-33058), and the offering of common stock (Registration No. 33-51997).


                                   /s/ Arthur Andersen & Co.


Chicago, Illinois
March 29, 1994